Exhibit 23-A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ford Motor Credit Company of our report dated March 9, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Ford Motor Credit Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
Detroit, Michigan
September 16, 2005